Ex-2.1

                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT ("AGREEMENT"), dated as of March 11, 2004, by and among ROO GROUP, INC., a Delaware corporation with an address at 62 White Street, Third Floor, New York, New York 10013 (the "PURCHASER") , and the shareholders of Reality Group Pty Ltd., a corporation incorporated under the laws of Australia with an address at 42 Barkley Street, St Kilda 3182 ("RGP"), who are signatories hereto (collectively, the "SELLERS").

                                    RECITALS

         WHEREAS, the Sellers own in the aggregate one hundred (100) shares of common stock of RGP, which constitute 100% of the issued and outstanding shares of common stock of RGP;

         WHEREAS, the Purchaser wishes to purchase from the Sellers, and each of the Sellers wishes to sell, an aggregate of eighty (80) ordinary shares in the capital of RGP or such number of shares in the capital of RGP that shall constitute 80% of the issued and outstanding shares on issue in the capital of RGP (the "SHARES"); and

         WHEREAS, the Sellers wish to grant an option to the Purchaser to purchase the remaining twenty (20) shares of common stock of RGP or such number of shares as shall constitute 20% of the issued and outstanding shares of common stock of RGP (the "OPTION SHARES") pursuant to the terms of this Agreement.

         NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereby agree as follows:

         1. SALE OF SHARES; EXCHANGE RATIO. Subject to and upon the terms and conditions set forth in this Agreement, the Sellers hereby sell, transfer, convey, assign and deliver to the Purchaser title to the Shares in exchange for an aggregate of eight million and three hundred and sixty thousand (8,360,000) shares of common stock, par value $.0001 per share, of Purchaser (the "EXCHANGE SHARES"). Such Exchange Shares shall be restricted securities as that term is defined in the Securities Act of 1933, as amended (the "SECURITIES ACT").

         Each of the 80 Shares shall be exchanged for 104,500 Exchange Shares, or (if other than 80 shares of common stock of RGP shall constitute 80% of the issued and outstanding shares of common stock of RGP) such other number of Exchange Shares as shall be determined by dividing 8,360,000 by the number of issued and outstanding shares of common stock of RGP that shall constitute 80% of the issued and outstanding shares of common stock of RGP (the "EXCHANGE RATIO").

         All references in this Agreement to specific number of Exchange Shares or the values applied to the calculation of the Share Variance (see Section 6) are based on the capital structure of the Purchaser at the date of this Agreement. If the Purchaser undergoes a restructure of its share capital at any time, then the number of Exchange Shares referred to in this Agreement and/or the values used in the calculation of the Share Variance shall be adjusted pro rata by reference to that restructure so, for example, that the number of Buy-back Exchange Shares paid by the Sellers in consideration of the exercise of the Buy-back Option (see Section 7) shall represent the same proportion of the total number of Exchange Shares issued to the Seller pursuant to this Agreement as the number held by the Sellers at the time the Buy-back Option is exercised and the amount payable by the Purchaser on the enforcement of the Value Guarantee shall in aggregate be the same amount that would have been payable by it if the restructure had not occurred.

         2. CASH PAYMENT. As additional consideration for the Shares, the Purchaser shall make a one-time cash payment of an aggregate of A$200,000 to the Sellers (the "CASH PAYMENT"), to be divided proportionally to

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each Seller based on the Seller's  current  ownership  percentage  in RGP, on or before September 30, 2004. For the avoidance of doubt, the Cash Payment shall be non refundable.

         3. OPTION. As additional consideration for the Exchange Shares, the Sellers hereby grant to the Purchaser an option (the "OPTION") to purchase all or any part of the Option Shares upon mutually agreed upon terms, which shall be negotiated in good faith. Notwithstanding the foregoing, the Option shall be exercisable by the Purchaser on each of July 30, 2004, January 30, 2005, July 30, 2005 and January 30, 2006 and shall expire on March 5, 2006 (the "OPTION PERIOD").

         4. DELIVERY. At or prior to the closing of the transactions contemplated by this Agreement:

                  (a)      Delivery of Shares:

                           (i)      the  Sellers  shall  deliver  to the  Escrow
         Agent (as hereinafter defined) certificates evidencing the Shares together with transfer forms executed by the Sellers as required by the Corporations Act and the constitution of RPG; and

                           (ii) the Escrow Agent will arrange for the Purchaser to execute the share transfers referred to above and shall deliver the executed share transfers and certificates evidencing the Shares to the company secretary of RPG;

                           (iii) the Sellers will ensure that the share register of RGP is amended to note the transfer of ownership of the Shares by the Sellers to the Purchaser and that share certificates are issued in the name of the Purchaser;

                           (iv) the Sellers will cause RGP to deliver the certificates evidencing the ownership of the Shares by the Purchaser to the Escrow Agent;

                           (v)      the  Purchaser  will  deliver  to the Escrow
         Agent  a  transfer   form  duly  endorsed  in  blank  for  transfer  or
         accompanied by stock powers with the signatures of the holders appropriately notarized, as appropriate

                  (b)      Delivery of Exchange Shares:

                           (i) the Purchaser shall deliver to the Escrow Agent the Exchange Shares, registered in amounts and in the names of the shareholders of RGP listed on SCHEDULE 4 annexed hereto.

The Escrow Agent will, upon satisfaction of the conditions set forth in this Agreement, deliver the Shares to the Purchaser and the Exchange Shares to the Sellers. For the avoidance of doubt, the Escrow Agent shall not deliver the Shares to the Purchaser until the expiration of the Guarantee Period and may only deliver the Shares at that time if it has not received notice from the Sellers (or any of them) objecting to the delivery. If (A) the Sellers exercise their Buy-back Option (as defined in section 7), (B) a Reversion Event (as defined in section 6(f)) occurs, or (C) if the Purchaser defaults in the event the Value Guarantee is enforced by the Sellers (as set out in section 6(a)) the Escrow Agent shall deliver the appropriate number of Shares and the transfer documentation held by it to the Sellers.

         5. ESCROW AGENT. Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP, the Purchaser's counsel ("GSK"), shall act as the escrow agent (the "ESCROW AGENT") for the purposes of this Agreement.

                  a. DUTIES OF ESCROW AGENT. The Escrow Agent shall have no duties or obligations other than as stated in this Agreement and shall be protected in acting upon any affidavit, notice, document or other communication from the Purchaser or the Sellers (or their respective counsel, employees or agents), which the

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Escrow  Agent,  in good faith,  believes to be valid or genuine and to have been signed and presented by the Purchaser or the Sellers (or their respective counsel, employees or agents).

                  b. LIABILITY OF ESCROW AGENT. The Escrow Agent shall have no liability whatsoever arising from any of its actions or omissions hereunder except for willful misconduct or gross negligence. The Purchaser and the Sellers jointly and severally agree to indemnify the Escrow Agent against any and all costs, expenses, fees (including attorneys' fees) and charges incurred in connection with the holding or transfer of the Shares and the Exchange Shares.

         6. VALUE GUARANTEE. (a) The Purchaser guarantees (the "GUARANTEE") that the Sellers will be able to sell the Exchange Shares, pursuant to the volume restrictions set forth in Rule 144, for greater than or equal to US$0.30 per share for a period of twelve months after the Sellers have satisfied the Rule 144 holding period and the Exchange Shares are eligible for resale (the "GUARANTEE PERIOD"). The foregoing Guarantee is predicated upon the assumption that the Sellers will be able to sell the greater of (a) 1/4 of their respective Exchange Shares per quarter of the Guarantee Period or (b) such maximum number of Exchange Shares permissible under the volume restrictions of Rule 144 per quarter of the Guarantee Period (the "QUARTERLY ALLOTMENT"). If the Sellers do not sell their Quarterly Allotment during any one quarter of the Guarantee Period, the Guarantee shall not be effective for that number of shares not sold during that quarter of the Guarantee Period.

                  (b) For the avoidance of doubt, if the Sellers (or any of them) wish to sell their respective Quarterly Allotments (or any part of it), they must first offer the Exchange Shares they wish to sell to the Purchaser or its nominee in accordance with the provisions of clause 8.

                  (c) In the event that the Sellers are unable to sell the Exchange Shares for greater than or equal to US$0.30 per share during the Guarantee Period, a share variance (the "SHARE VARIANCE") shall be determined based on the difference between (a) the number of Exchange Shares to be sold multiplied by US$0.30 per share and (b) the number of Exchange Shares to be sold multiplied by the closing sale price of the Exchange Shares on the trading day immediately prior to the day that a Seller notifies the Purchaser of its enforcement of the Guarantee. For example, if a Seller wishes to sell 100,000 Exchange Shares and the closing sale price for the Exchange Shares was US$0.15 per share, then the Share Variance shall equal (a) 100,000 x US$0.30 minus (b) 100,000 x US$0.15, which equals US$15,000.

                  (d) In the event that a Seller enforces the Guarantee, the Purchaser, in its sole discretion, may pay the Share Variance to the Seller in one of the following ways:

                      (1) in cash;

                      (2) the  Purchaser  shall  authorize  the Escrow  Agent to return to the Sellers on a pro rata basis that amount of Shares, based on a share valuation of US$20,900 per RGP ordinary share, that shall constitute the Share Variance; or

                      (3) if mutually  agreeable  to the  Sellers,  in shares of common stock of Purchaser based on the average closing sale price of shares of common stock of the Purchaser during the previous fifteen (15) trading days.

                  (e) If during the Guarantee Period, (i) the Purchaser undergoes a voluntary or involuntary dissolution, liquidation or winding up or
(ii) the Purchaser's shares of common stock cease trading for more than 15 business days or (iii) the Purchaser's listing is removed or suspended from the Over-the-Counter Bulletin Board for a continuous period of greater than thirty
(30) days (other than as a consequence of the quotation of the Purchaser's securities on an internationally recognized stock exchange) (a "REVERSION EVENT"), then the following shall occur:

                      (1) the Shares shall revert back to the Sellers;

                      (2) the   Exchange   Shares  shall   revert  back  to  the
                          Purchaser;

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                      (3) the Option shall be revoked; and

                      (4) the  Purchaser's  nominees  to the  Board of RGP shall immediately resign.

All other rights, liabilities and obligations pursuant to this Agreement shall survive the occurrence of a Reversion Event, except for those rights, liabilities and obligations that are directly associated with the ownership of the Shares and the Exchange Shares.

         7. BUY BACK PROVISION. During the Guarantee Period, the Sellers shall have the option (the "Buy-back Option") to buy back an aggregate of 29 Shares, or such number of Shares as shall decrease the ownership percentage of Purchaser in RGP to 51% (the "BUY-BACK SHARES"), from the Purchaser. The consideration for such Buy-back Shares shall be one hundred and fourteen thousand (114,000) Exchange Shares received for each Share (the "BUY-BACK
EXCHANGE SHARES"). The Sellers acknowledge that the Purchaser shall order the Purchaser's transfer agent to issue such Buy-back Exchange Shares with the proper restrictive legend. The earliest date for exercising this Buy-back Provision is 1 September 2004.

         8. LOCK-UP; RIGHTS OF FIRST REFUSAL. Each Seller hereby agrees that it shall not, unless permitted by the Board of Directors of the Purchaser, sell more than twenty-five percent (25%) of its Exchange Shares during any three-month period for a period of 2 years after the effective date of this Agreement.

                  Each Seller hereby grants to Purchaser or its nominee(s) a right of first refusal with respect to the purchase of the Seller's Exchange Shares for a period of 1 year after first date on which the Exchange Shares are eligible for sale by the Sellers in accordance with Rule 144 or any other applicable legislation, regulation or listing rule. In the event that a Seller wishes to sell any of its Exchange Shares, the Seller shall provide fourteen
(14) days prior notice to the Purchaser of its intent to sell (the "NOTICE"), which shall state the number of Exchange Shares to be sold. If the Purchaser elects to purchase all or any portion of the Exchange Shares specified in the Notice, the Purchaser shall notify the Seller within five (5) days of receipt of the Notice, and such shares shall be purchased at the highest closing sale price for the period commencing on the trading day immediately prior to the Purchaser's receipt of notice until the trading day immediately prior to the date on which the Purchaser gives its notice electing to purchase. The purchase price payable for Exchange Shares transferred by the Sellers (or any of them ) to the Purchaser pursuant to this clause must be paid in immediately available funds within ten (10) days after receipt of Notice.

         9. BOARD OF DIRECTORS. As additional consideration for the Exchange Shares, the Sellers shall cause RGP to increase the number of directors on RGP's Board of Directors (the "BOARD") to allow the appointment of up to four
(4) nominees designated by the Purchaser to the Board. RGP's current board membership shall remain unchanged as a result of this Agreement and the Purchaser hereby agrees with the Sellers that the Purchaser and the Sellers shall continue to have equal board representation until the expiration of the Guarantee Period. In the event that the Purchaser only nominates two (2) individuals to the Board, then the requisite number of RGP's existing board shall execute proxies giving the Purchaser's nominees 50% of the Board vote. No RGP company resolutions shall be passed without the Purchaser's written consent prior to the appointment of the Purchaser's nominees to the Board. Until the expiration of the Guarantee Period the Purchaser agrees that, unless the Sellers agree, it will not use its majority shareholding to cause RGP to (i) sell or significantly change its business, (ii) dispose of any material asset, (iii) materially extend or alter the terms or amount of any debt financing, or (iv) terminate the employment of Grant Lee, Michael Bollen, Gavin Campion or Keith Davidson (the "KEY EMPLOYEES") or any person that the Key Employees consider to be a key member of RGP's staff.

         10. RESTRICTION ON SALE OF SHARES BY THE PURCHASER. The Purchaser shall not offer or negotiate, either in writing or orally, the sale of the Shares or any Option Shares acquired by it with any other party during the Guarantee Period.

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

         11. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER. The Sellers jointly and severally represent, warrant and covenant to the Purchaser as follows:

                  a. NON-ENCUMBRANCE. The Sellers own the Shares free and clear of any liens or encumbrances.

                  b. DUE EXECUTION; AUTHORITY. The execution, delivery and performance by the Sellers of this Agreement are within each of the Sellers' powers and do not violate any contractual restriction contained in any agreement which binds or affects or purports to bind or affect any of the Sellers. This Agreement and the transactions contemplated hereby has been approved by the Board and the shareholders, and no other consents or approvals of any other third parties are required or necessary for this Agreement to be so binding.

                  c. BINDING EFFECT. This Agreement, when executed and delivered by Sellers, will constitute the legal, valid and binding obligations of each of the Sellers, enforceable against each such Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally.

                  d. ISSUANCES OF SECURITIES. The Sellers shall not allow RGP to issue any additional shares or take any action affecting the capitalization of RGP from the effective date of this Agreement until the consummation of the transactions contemplated hereby.

                  e. EMPLOYMENT AGREEMENTS. The Sellers shall use their best endeavours to ensure each of the Key Employees enter into formal employment agreements with RGP within thirty (30) days of the effective date of this Agreement. Such agreements shall be negotiated in good faith and shall contain compensation and other terms commensurate with those terms currently provided by RGP. In addition, such agreements shall contain non-compete terms acceptable to the Purchaser for a period of 6 months from termination of employment. In addition to the compensating terms negotiated in the employment agreements the Purchaser agrees that Key Employees shall be entitled to receive an aggregate of 30% of the net profit of RPG for the period commencing on the effective date and ending on 30 September 2004 (7 calendar months). The amounts paid pursuant to this clause shall be paid in recognition of the work required by the Key Employees in the transition period after change of ownership of RGP. .

                  f. FINANCIAL STATEMENTS, FISCAL YEAR END AND DIVIDENDS. The Sellers shall use reasonable commercial endeavours to cause RGP to prepare audited financial statements for the year ended December 31, 2003 within 30 days after the execution of this Agreement. The Sellers shall also cause RGP to change by Board action the fiscal year end of RGP to the 31st of December for subsequent years. The Purchaser hereby acknowledges that RPG will declare a dividend payable to the Sellers (being the registered shareholders for the year ended December 31, 2003) based on audited accounts for the period ended 31 December 2003

                  Interim dividends will be declared for the 2 month period to 29 February 2004 to shareholders registered on that date and for the 7 month period to 30 September 2004 to shareholders registered on that date..

                  g. DISCLOSURES: RPG has complied with all applicable legislation, regulation and listing rules in respect to the disclosure of financial and other information. The Sellers are not aware of any material adverse information with regard to RPG or its shares which has not been disclosed to the Purchaser.

         12. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER. The Purchaser represents, warrants and covenants to the Sellers as follows:

                  a. EXCHANGE SHARES. The Exchange Shares shall be validly issued, fully paid, non-assessable, not subject to pre-emptive rights, and have been issued in compliance with all state and federal securities laws or other applicable law.

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                  b.   EXECUTION,   DELIVERY,   AUTHORIZATION,    APPROVAL   AND
PERFORMANCE OF AGREEMENT. The execution, delivery and performance by Purchaser of this Agreement are within the Purchaser's powers and do not and will not conflict with or constitute a default, breach or violation under any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser or to which his
properties  are  subject.  This  Agreement,   when  executed  and  delivered  by
Purchaser, will constitute the legal, valid and binding obligation of Purchaser enforceable against the Purchaser in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally. This Agreement and the transactions contemplated hereby has been approved by the Purchaser's Board of Directors, and no other consents or approvals of any other third parties are required or necessary for this Agreement to be so binding.

                  c. DISCLOSURES: The Purchaser has complied with all applicable legislation, regulation and listing rules in respect to the disclosure of financial and other information. The Purchaser is not aware of any material adverse information with regard to the Purchaser or its shares which has not been disclosed to the Sellers.

         13.      MISCELLANEOUS.

                  a. AMENDMENTS, ETC. No amendment of any provision of this Agreement shall in any event be effective unless the amendment shall be in writing and signed by each of the parties to this Agreement, and no waiver nor consent to any departure by any party therefrom shall in any event be effective unless such waiver or consent shall be in writing and signed by the party waiving or consenting to such provision, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                  b. ACCOUNTING. The parties agree that for accounting purposes the effective date of the stock purchase shall be the 1st of March 2004.

                  c. SHARE OWNERSHIP. The Purchaser reserves the right to substitute the share ownership in RGP to a wholly owned subsidiary of the Purchaser and the Sellers hereby consent to such substitution, provided that prior to any transfer of ownership of the Shares occurring the substituted entity must execute a deed pursuant to which it agrees (i) to assume the obligations of the Purchaser set out in sections 9 (Board of Directors) and 10 (Restrictions on Sale of Shares by the Purchaser) of this Agreement; and (ii) that if it ceases to be a wholly-owned subsidiary of the Purchaser it will immediately transfer back to the Purchaser all of its right, title and interest in the Shares (unless the Sellers agree otherwise at that time).

                  d. NOTICES, ETC. All notices and other communications provided for hereunder shall be in writing (including telegraphic, facsimile, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered:

                           (1)      if to the Purchaser:

                                    ROO Group, Inc.
                                    62 White Street, Third Floor
                                    New York, New York  10013
                                    Attention:  Robert Petty, President
                                    Tel:  (61) 418 742 742
                                    Fax:  (00111) 8017495756

                           With a copy, which shall not constitute notice, to:

                                    Gersten, Savage, Kaplowitz, Wolf &
                                      Marcus, LLP
                                    101 E. 52 Street, 9th Floor
                                    New York, New York 10022

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                                    Attention:  Arthur S. Marcus, Esq.
                                    Tel:  (212) 752-9700
                                    Fax:  (212) 980-5192

                           (2)      if to the Sellers:

                                    Reality Group Pty Ltd. 2003 Shareholders
                                    C/O William Buck
                                    Level 2, 216 Spring Street
                                    Melbourne VIC 3000

                                    Attention: Joseph Lombardi
                                    Tel:  (613) 8663 6000
                                    Fax:  (613) 8663 6333

                           (3)      if to the Escrow Agent:

                                    Gersten, Savage, Kaplowitz, Wolf &
                                      Marcus, LLP
                                    101 East 52nd Street, 9th Floor
                                    New York, NY 10022
                                    Attn.: Arthur S. Marcus, Esq.
                                    Tel:  (212) 752-9700
                                    Fax:  (212) 980-5192

or, as to any such party, at such other address as shall be designated by such party in a written notice to the other parties.

                  e. NO WAIVER; REMEDIES. No failure on the part of the Purchaser or the Sellers to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise thereof be the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                  f.   SURVIVAL  OF   AGREEMENTS,   ETC.  The   representations,
warranties, covenants and provisions contained in this Agreement shall survive the date hereof and the purchase of the Shares by the Purchaser hereunder.

                  g. SEVERABILITY OF PROVISIONS. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

                  h. INTEGRATION. This Agreement sets forth the entire understanding of the parties hereto with respect to all matters contemplated hereby and thereby supersedes any previous agreements and understandings among them concerning such matters. No statements or agreements, oral or written, made prior to or at the signing hereof, shall vary, waive or modify the written terms hereof.

                  i. BINDING EFFECT; GOVERNING LAW. This Agreement shall be binding upon and inure to the benefit of the Sellers and the Purchaser and their respective successors and assigns, except that neither the Sellers nor the Purchaser may assign this Agreement, or the rights or obligations hereunder, without the prior written consent of the other party. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements and instruments executed and performed in the State of New York.

                  j. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

                  k. CONFIDENTIALITY. The parties hereto agree to keep all negotiations regarding this Agreement confidential.

                            [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first written above.

                                            PURCHASER:

                                            ROO GROUP, INC.


                                            By: /s/ Robin Smyth
                                            ------------------------------------
                                            Name:    Robin Smyth
                                            Title:   Chief Financial Officer

                                            SELLERS:
                                            /s/ Grant Lee
                                            ------------------------------------
                                            Grant Lee - Truistic Pty Ltd atf
                                                        Lee Investment Trust

                                            /s/ Michael Bollen
                                            ------------------------------------
                                            Michael Bollen - atf the Bollen
                                                             Investment Trust

                                            /s/ Gavin Campion
                                            ------------------------------------
                                            Gavin Campion - atf the Campion
                                                            Investment Trust

                                            /s/ Keith Davidson
                                            ------------------------------------
                                            Keith Davidson - atf the K. Davidson
                                                             Investment Trust

For purposes of Sections 1, 4, 5 & 12 only:

                                            ESCROW AGENT:

                                            GERSTEN, SAVAGE, KAPLOWITZ, WOLF &
                                              MARCUS, LLP

                                            By: /s/ Arthur S. Marcus
                                               ---------------------------------
                                            Name:    Arthur S. Marcus,
                                            Title:   Partner

                                   SCHEDULE 4

---------------------------------------------------- ---------------------------
                                                        NUMBER OF EXCHANGE
                          SELLER                              SHARES
---------------------------------------------------- ---------------------------
---------------------------------------------------- ---------------------------
Truistic Pty Ltd atf Lee Investment Trust                  3,344,000
---------------------------------------------------- ---------------------------
---------------------------------------------------- ---------------------------
Michael Bollen atf the Bollen Investment Trust             3,344,000
---------------------------------------------------- ---------------------------
---------------------------------------------------- ---------------------------
Gavin Campion atf the Campion Investment Trust               836,000
---------------------------------------------------- ---------------------------
---------------------------------------------------- ---------------------------
Keith Davidson atf the K Davidson Investment Trust           836,000
---------------------------------------------------- ---------------------------
---------------------------------------------------- ---------------------------